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                                                                    EXHIBIT 99.4

DEMAND PROMISSORY NOTE


$243,500.00      Livonia, Michigan
March 24, 2003

       FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, McLAREN PERFORMANCE TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of LINAMAR CORPORATION, an Ontario corporation (the "Lender"), the principal sum of $243,500.00 (the "Principal Amount") in lawful money of the United States of America, together with interest on the unpaid principal balance from the date hereof calculated at a rate of 10.0% per annum. Interest shall be computed on the basis of the actual number of days elapsed over a year comprised of 365 days.

    1. Payment. The entire Principal Amount and any accrued interest shall be fully and immediately payable UPON DEMAND of the Lender. All payments shall be first applied to interest and the balance to principal. This note may be prepaid, at any time, in whole or in part, without premium or penalty. Payments due hereunder shall be paid in lawful money of the United States of America (or by wire transfer or certified check payable in such money) at such place as Lender or any other holder of this Note may from time to time have designated by prior written notice to Borrower. If there shall be any other Event of Default (as defined below), the unpaid principal of this Note and any overdue interest shall bear interest at the rate of 15% per annum until such the Event of Default is cured.

2. Use of Proceeds. The Borrowers shall apply the proceeds of the loan evidenced by this Note solely for the purpose of paying the amounts due under the $250,000 Subordinated Convertible Promissory Note, as amended, issued to Amherst H. Turner. As soon as possible after the date hereof, the Borrower shall deliver to the Lender (and shall use its best efforts to obtain) a release and pay-off letter from Amherst H. Turner in form and substance satisfactory to Lender evidencing the full satisfaction and release of the Borrower of all obligations under such $250,000 Subordinated Convertible Promissory Note.

3. Events of Default. The following events shall constitute an "Event of Default" under this Note:

(a) the failure by Borrower to pay when due any principal or accrued interest under this Note; or

(b) the occurrence or existence of (i) a default, event of default or other similar condition or event (however described) by Borrower under any agreement or instrument relating to indebtedness for borrowed money which results in such indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable, or (ii) a default in making one or more payments on the due date thereof under such agreements or instruments (after giving effect to any applicable notice requirement or grace period)

(c) the institution by Borrower of any case, proceedings or other action to be adjudicated as bankrupt or insolvent or the filing by Borrower of a petition or answer or consent seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it debts, or seeking the appointment of a receiver, liquidator, assignee, trustee, custodian, conservator, or other similar official for it or all or any substantial part of his property or the general assignment by Borrower for the benefit of his creditors; or the consent by Borrower to institution of any such proceedings against Borrower or the consent by Borrower to the filing of any such petition; or the making by the Borrower of a general assignment for the benefit of its creditors; or the taking of any action by Borrower in furtherance of any such action; or

(d) if, within sixty (60) days after the commencement of an proceeding or action against Borrower of the nature described in paragraph (c) above, such proceeding or action shall not have been dismissed or resolved in favor of Borrower, or all orders or proceedings thereunder affecting the property of Borrower shall not have been stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Borrower of any receiver, liquidator, assignee, trustee,

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custodian, conservator, or other similar official for all or any substantial part of the property of Borrower, such appointment shall not have been vacated;
or

(e) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

4. Remedies Upon an Event of Default. If an Event of Default should occur, Lender, at his option, may declare the outstanding Principal Amount of and all accrued but unpaid interest on this Note to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing, if an Event of Default specified in Sections 3(c) or (d) should occur, the Principal Amount and all accrued interest shall immediately become due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived.

5. Expenses. The Borrower agrees to pay any and all fees, costs and expenses (including counsel fees and expenses) incurred by the Lender (i) in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise, or (ii) in enforcing any other rights under this Note.

6. Waiver. No delay or omission of Lender in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein; and no single or partial exercise of any such right or power shall preclude other or further exercise thereof, or the exercise of any other right; and no waiver shall be valid unless in writing signed by Lender, and then only to the extent specifically set forth in such writing. All remedies hereunder or by law afforded shall be cumulative and shall be available to Lender until the principal amount of and all interest on this Note have been paid in full.

7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof.

      IN WITNESS WHEREOF, intending to be legally bound, the Borrower has executed this Note as of the date first above written.

McLAREN PERFORMANCE TECHNOLOGIES, INC.


By: /s/ Chris Panzl
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    Name:  Chris Panzl
    Title: Chief Financial Officer